This slide is not for distribution in isolation and must be
viewed in conjunction with the accompanying term sheet,
product supplement, underlying supplement, prospectus
supplement and prospectus, which further describe the
terms, conditions and risks associated with the notes.
Dual Directional Contingent Buffered Equity Note ("CBEN")
JPMorgan Capped Dual Directional Contingent Buffered Equity
Notes Linked to the EURO STOXX 50[R] Index due April 5,
2017
The notes are designed for investors who seek an
unleveraged return equal to any appreciation (with a
maximum return of 17.90%), or an unleveraged return equal
to the absolute value of any depreciation (up to 17.90%),
of the EURO STOXX 50[R] Index at maturity, and who
anticipate that the Ending Index Level will not be less
than the Initial Index Level by more than 17.90% .

Trade Details/Characteristics
Underlying
Currency
Contingent Buffer Amount
Monitoring Period
Maximum Upside Return
Maximum Potential Loss
Payment at Maturity

Index Return:
Absolute Index Return:

Initial Index Level
Ending Index Level:

Ending Averaging Dates:
Maturity Date:
Preliminary Termsheet

EURO STOXX 50[R] Index
USD
17.90%
At Maturity
17.90%
100.00%
If the Ending Index Level is greater than the Initial Index
Level, at maturity you will receive a cash payment that
provides you with a return per $1,000 principal amount note
equal to the Index Return, subject to the Maximum
Return. Accordingly, if the Ending Index Level is greater
than the Initial Index Level, your payment at maturity per

$1,000 principal amount note will be calculated as
follows:
$1,000 +($1,000 x Index Return), subject to the Maximum
Return

If the Ending Index Level is less than the Initial Index
Level by up to 17.90%, you will receive at maturity a cash

payment that provides you with a return per $1,000
principal amount note equal to the Absolute Index Return,
and
your payment at maturity per $1,000 principal amount note
will be calculated as follows:

$1,000 + ($1,000 [] Absolute Index Return)
Because the payment at maturity will not reflect the
Absolute Index Return if the Ending Index Level is less
than
the Initial Index Level by more than 17.90%, your maximum
payment at maturity if the Index Return is negative
is $1,179.00 per $1,000 principal amount note.

If the Ending Index Level is less than the Initial Index
Level by more than 17.90%, you will lose 1% of the
principal
amount of your notes for every 1% that the Ending Index
Level is less than the Initial Index Level by more than
17.90%, and your payment at maturity per $1,000 principal
amount note will be calculated as follows:
$1,000 + ($1,000 x Index Return)
If the Ending Index Level is less than the Initial Index
Level by more than the Contingent Buffer Amount, you will
lose more than 17.90% of your principal amount and may lose
all of your principal amount at maturity.
(Ending Index Level - Initial Index Level)/Initial Index
Level
The absolute value of the Index Return. For example, if the
Index Return is -5%, the Absolute Index Return will
equal 5%.
The closing level of the Index on the pricing date
The arithmetic average of the closing levels of the Index
on each of the five Ending Averaging Dates

March 27, 2017, March 28, 2017, March 29, 2017 March 30,
2017 March 31, 2017
April 5, 2017
http://www.sec.gov/Archives/edgar/data/19617/00011403611503
5667/formfwp.htm

Please see the term sheet hyperlinked above for additional
information about the notes, including JPMS's estimated
value, which is the estimated value of the notes when the
terms are set.

Risk Considerations
[] The risks identified below are not exhaustive. Please
see the term sheet hyperlinked above for more information.
[] Your investment in the notes may result in a loss of
some or all of your principal, and is subject to the credit
risk of JPMorgan Chase and Co.
[] Your maximum gain on the notes is limited by the maximum
return and the contingent buffer amount.

[] JP Morgan Chase and Co. and its affiliates play a
variety of roles in connection with the issuance of the
notes, including acting as calculation
agent and hedging JPMorgan Chase and Co.'s obligations
under the notes. Their interests may be adverse to your
interests.
[] JPMS's estimated value does not represent the future
value of the notes and may differ from others' estimates.
[] JPMS's estimated value is not determined by reference to
credit spreads for our conventional fixed rate debt.
[] No direct exposure to fluctuations in foreign exchange
rates.

[] The value of the notes as published by JPMS may be
higher than JPMS's then-current estimated value of the
notes for a limited time.
[] No interest payments and no ownership or dividend rights
in stocks comprising the Index.
[] Lack of liquidity - J.P. Morgan Securities LLC intends
to offer to purchase the notes in the secondary market but
is not required to do so. Even if
[] Even if there is a secondary market, it may not provide
enough liquidity for you to trade or sell the note easily.
[] Secondary market prices of the notes will likely be
lower than the price you paid for the notes and will be
impacted by a number of economic
and market factors.
[] Risks related to non-U.S. issuers of equity securities.

Hypothetical Payout For Dual Directional CBEN

[GRAPHIC OMITTED]

The graph above demonstrates the hypothetical total return
on the notes at maturity for the notes detailed in the
table below. Your investment may result in a loss of all of
your principal at maturity.

Ending Index Level Index Return
------------------ ------------
   4,680.00          30.00%
   4,320.00          20.00%
   4,244.40          17.90%
   4,140.00          15.00%
   3,960.00          10.00%
   3,780.00          5.00%
   3,636.00          1.00%
------------------ ------------
   3,600.00          0.00%
------------------ ------------
   3,420.00          -5.00%
   3,240.00         -10.00%
   2,955.60         -17.90%
   2,955.24         -17.91%
   2,880.00         -20.00%
   2,520.00         -30.00%
------------------ ------------

Absolute Index Return Total Return
---------------------
     30.00%            17.90%
     20.00%            17.90%
     17.90%            17.90%
     15.00%            15.00%
     10.00%            10.00%
     5.00%              5.00%
     1.00%              1.00%
--------------------- ------------
     0.00%              0.00%
--------------------- ------------
     5.00%              5.00%
     10.00%            10.00%
     17.90%            17.90%
     17.91%            -17.91%
     20.00%            -20.00%
     30.00%            -30.00%
--------------------- ------------

The table above illustrates the hypothetical total return
and the hypothetical payment at maturity on the notes. The
"total return" is the number, expressed as a percentage,
that results from comparing the payment at maturity per
$1,000 principal amount note to $1,000.
The hypothetical total returns set forth above assume an
Initial Index Level of 3,600.00 and a Maximum Return of
17.90% . Each hypothetical total return or hypothetical
payment at maturity set forth above is for illustrative
purposes only and may not be the actual total return or
payment at maturity applicable to a purchaser of the notes.
The numbers appearing in the table, graph and examples have
been rounded for ease of analysis.

SEC Legend: JPMorgan Chase and Co. has filed a registration
statement (including a prospectus) with the SEC for any
offerings to which these materials relate. Before you
invest, you should read the prospectus in that registration
statement and the other documents relating to this offering
that JPMorgan Chase and Co. has filed with the SEC for more
complete information about JPMorgan Chase and Co. and this
offering. You may get these documents without cost by
visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, JPMorgan Chase and Co., any agent or any
dealer participating in the this offering will arrange to
send you the prospectus, the prospectus supplement as well
as any relevant product supplement, underlying supplement
and term sheet if you so request by calling toll-free
866-535-9248.
IRS Circular 230 Disclosure: JPMorgan Chase and Co. and its
affiliates do not provide tax advice. Accordingly, any
discussion of U.S. tax matters contained herein (including
any attachments) is not intended or written to be used, and
cannot be used, in connection with the promotion, marketing
or recommendation by anyone unaffiliated with JPMorgan
Chase and Co. of any of the matters address herein or for
the purpose of avoiding U.S. tax-related penalties.
Investment suitability must be determined individually for
each investor, and the financial instruments described
herein may not be suitable for all investors. The products
described herein should generally be held to maturity as
early unwinds could result in lower than anticipated
returns. This information is not intended to provide and
should not be relied upon as providing accounting, legal,
regulatory or tax advice. Investors should consult with
their own advisors as to these matters.

This material is not a product of J.P. Morgan Research
Departments.
Filed pursuant to Rule 433
Registration Statement No: 333-199966
Dated: September 22, 2015